Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES DRILLING ACTIVITIES

Drilling Budget Doubles for Fiscal 2012

Two-Thirds of Drilling Budget Earmarked for Bakken and Three Forks

Four New North Dakota Wells Drilling or Completing

DENVER, COLORADO, December 8, 2011 — Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in  North Dakota, Kansas, Nebraska, Texas and Oklahoma, today provided an operations update.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “Credo successfully executed the most aggressive drilling program in its history in 2011 with a 100% increase in our drilling budget.  As a result, we have successfully transitioned Credo from producing virtually all natural gas to being primarily an oil producer.  That strategically important milestone was achieved in the fourth quarter when oil production rose to 56% of production volumes.  We made this transition because we believe that oil will continue to command a significant Btu price premium over natural gas.  Today that price premium stands at almost five to one.

”We will build on our transition to oil by again doubling our capital expenditures for 2012.  The Board has authorized a budget of $30,000,000 to drill 80 gross (34 net) wells, representing a 70% increase in net wells over last year.

“This press release highlights significant new oil drilling activity in the Company’s Bakken and Three Forks play.  Activity is surging in this premier oil play as good drilling results continue to get better with additional experience and advances in innovative technology.”

Bakken and Three Forks Activity Accelerating;

Two More Bakken Wells Reach Total Depth;

Three Forks Well Reaches Total Depth and Drilling Under Way on Second Well

Credo owns approximately 8,000 gross (6,000 net) acres in the Bakken and Three Forks play, and is continuing to add to its acreage position and make strategic trades to diversify its acreage position.  As a result, the Company estimates that its total number of Bakken and Three Forks spacing units has increased by 24% to 62.

It is not unreasonable to expect that 250 to 500 wells could ultimately be drilled on Credo’s acreage.  Several of the more active operators in the play are predicting that up to four Bakken and four Three Forks wells will ultimately be drilled on 1,280 acre spacing units.  In addition, there are plans to test lower benches of the Three Forks formation.

Credo has participated in nine completed Bakken wells during the past two years.  All of the wells are high rate producers, and they have collectively produced almost 1,000,000 barrels of oil to date.  For fiscal 2012, the company expects to participate in 20 wells as operators on the Fort Berthold Reservation continue to ramp-up drilling.  Accordingly, Credo has allocated two-thirds of its 2012 drilling budget to Bakken and Three Forks drilling.

Credo recently participated with Marathon Oil Company in drilling two significant Bakken wells in Dunn County, North Dakota on a large, 2,560 acre spacing unit.  The first well was drilled to a measured depth of 19,900 feet, including a 10,600-foot horizontal lateral.  Marathon has reported an early production rate of about 1,300 BOEPD (barrels of oil equivalent per day).  The second well is currently awaiting fracture stimulation.  Credo owns approximately 15% working interest in each well.  The wells are located about four miles southeast of the Company’s previously announced Enerplus Ethan Hall, an outstanding Bakken well that has produced approximately 188,000 BOE in ten months.

Credo’s initial Three Forks well has reached total depth and is awaiting fracture stimulation.  Petro-Hunt, one of the most active Bakken and Three Forks operators, drilled the well on a 1,280 acre spacing unit to a total measured depth of 20,800 feet, including a 9,500-foot horizontal lateral.  Credo owns a 10% working interest.  Petro-Hunt is also operating the Company’s second Three Forks well which is currently drilling on a separate 1,280 acre spacing unit.  The well is expected to reach a total measured depth of 22,200 feet, including a 9,800-foot horizontal lateral.  Credo owns a 19% working interest.

Drilling Activity to Increase in Kansas, Nebraska and the Texas Panhandle

For 2012, approximately $10,000,000 is budgeted for the Company’s vertical oil drilling programs in Kansas and Nebraska and its horizontal drilling program in Texas.

In Kansas and Nebraska, the Company has developed a successful and repeatable exploration model by combining sub-surface geology with 3-D seismic.  To date, Credo has drilled 107 wells in the play of which 42% have been successfully completed as oil producers.  For fiscal 2012, 29 net (52 gross) wells are projected to be drilled, representing a 52% increase in net wells over last year.  Wells are expected to average about 40,000 barrels of oil and yield a 100% risk adjusted internal rate of return at $95.00 oil.  The company is continuing to expand its acreage position in the play.

In the Texas Panhandle, the Company is participating in an emerging horizontal Tonkawa and Cleveland play.  To date, Credo has drilled two successful horizontal Tonkawa wells and is preparing to drill its first horizontal Cleveland well.  Five horizontal wells are projected for 2012.

MANAGEMENT COMMENT

Smith further stated, “We reached a major strategic objective in our transition from natural gas to oil by becoming primarily an oil producer in the fourth quarter of 2011.  We have also achieved our goal of converting “concept” oil drilling plays into successful and repeatable exploration models.  Because we are confident in our ability to achieve the desired outcomes in our North Dakota, Kansas and Nebraska drilling plays, we are again doubling Credo’s drilling budget.

“As in the past, fourth quarter and year-end earnings and financial and operating results will be released in early January.  I am confident that our 2011 results will show very significant improvement over last year.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover additional reserves from largely depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.